EX10.1

FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT (this “First Amendment”) is entered into as of October 29, 2018, by and among ASV HOLDINGS, INC., a Delaware corporation (“ASV”, together with each Person joined to the Credit Agreement (as defined below) as a borrower from time to time, collectively, the “Borrowers” and each a “Borrower”; the Borrowers together with the Guarantors, collectively the “Loan Parties” and each a “Loan Party”), the financial institutions which are now or which hereafter become a party to the Credit Agreement as lenders (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, the “Administrative Agent”) with respect to the following:

PRELIMINARY STATEMENTS

A.

Borrowers, Lenders and Administrative Agent, previously entered into that certain Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of December 27, 2017 (as has been and may hereafter be amended, restated or otherwise modified from time to time, the “Credit Agreement”);

B.

Borrowers have requested that Administrative Agent and Lenders agree to amend certain provisions in the Credit Agreement and Administrative Agent and Lenders have agreed to such amendment, subject to the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Definitions.  Capitalized terms used in this First Amendment are as defined in the Credit Agreement, as amended hereby, unless otherwise stated.

2.Amendments to Credit Agreement.  Subject to and in accordance with the terms and conditions set forth herein, the parties hereto agree that as of the First Amendment Date:

A.	Definitions. The following definitions contained in Section 1.2 of the Credit Agreement are hereby amended and restated as follows:

“Excess Cash Flow” shall mean, for any fiscal period, in each case for Borrowers on a Consolidated Basis, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal period, (i) Unfunded Capital Expenditures, (ii) taxes (net of refunds actually received in cash), (iii) dividends and distributions (to the extent expressly permitted under Section 7.7 of this Agreement), (iv) Debt Payments, and (v) amounts added back to EBITDA for the relevant period pursuant to clauses (f) through (i) of the definition thereof solely to the extent paid in cash during each such period.

“Fee Letter” shall mean collectively, (a) the amended and restated fee letter dated the Closing Date among Borrowers and Administrative Agent, and (b) the First Amendment fee Letter dated as of the First Amendment Date among Borrowers and Administrative Agent.

B.	Definitions. Clause (a)(i) of the definition of EBITDA contained in Section 1.2 of the Credit Agreement is hereby amended and restated as follows:

(i)    extraordinary gains and losses in an amount not to exceed $1,000,000 for any trailing twelve (12) month period

C.	New Definitions. The following definition is hereby added to Section 1.2 of the Credit Agreement in the appropriate alphabetical sequence:
“First Amendment Date” shall mean October 29, 2018.
D.	Sublimits. Section 2.1(b)(i) of the Credit Agreement is hereby amended and restated as follows:
(i)	Eligible Insured Foreign Receivables owing from C.E.G. Distributions Pty Limited shall not exceed $7,000,000 in the aggregate, at any time outstanding,
D.	Leverage Ratio. Section 6.5(b) of the Credit Agreement is hereby amended and restated as follows:

(b)Leverage Ratio.  Maintain as of the end of each fiscal quarter, a ratio (the “Leverage Ratio”) of Funded Debt, calculated as of such date, to EBITDA, measured for the period of four fiscal quarters then ended, of not greater than the ratios set forth below for the applicable fiscal quarter then ending:

Fiscal Quarter Ending	Maximum Leverage Ratio
September 30, 2018	4.00
December 31, 2018	4.00
March 31, 2019	3.75
June 30, 2019	3.50
September 30, 2019	3.00
December 31, 2019	2.75
March 31, 2020	2.75
June 30, 2020	2.50

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September 30, 2020 and each fiscal quarter thereafter	2.25

3.Conditions to Effectiveness.  The effectiveness of this First Amendment is subject to the satisfaction of the following conditions precedent, unless specifically waived in writing by Agents:

(a)Administrative Agent shall have received this First Amendment duly executed by Borrowers, the other Loan Parties, Lenders and Administrative Agent; and

(b)no Default or Event of Default shall have occurred and be continuing; and

(c)Borrower shall pay all fees and expenses set forth in that certain first amendment fee letter executed on the date hereof.

4.Post Closing Covenants.

(a)Within thirty (30) days of the date hereof (or such later date agreed to be Administrative Agent in its Permitted Discretion), Borrowers shall deliver to Administrative Agent, a Lien Waiver Agreement with respect to 1104 SE 8th Street, Grand Rapids, MN.

(b)Within thirty (60) days of the date hereof (or such later date agreed to by Administrative Agent in its Permitted Discretion), Borrowers shall deliver to Administrative Agent, a security agreement with respect to Borrowers’ equipment located at 5195 Richard Street, Drummondville, Quebec, Canada, which security agreement shall be valid and enforceable under Quebec law.

5.Ratifications.  Except as expressly modified and superseded by this First Amendment, the terms and provisions of the Credit Agreement and the Other Documents are ratified and confirmed and shall continue in full force and effect.  Loan Parties hereby agree that all liens and security interests securing payment of the Obligations under the Credit Agreement (as amended hereby) are hereby collectively renewed, ratified and brought forward as security for the payment and performance of the Obligations.  Borrowers, the other Loan Parties, Lenders and Administrative Agent agree that the Credit Agreement and the Other Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

6.Representations and Warranties with respect to Other Documents.  Each of the Loan Parties hereby represents and warrants to Administrative Agent and Lenders as follows:  (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) the execution, delivery and performance by it of this First Amendment and all Other Documents executed and/or delivered in connection herewith are within its company powers, have been duly authorized, and do not contravene (i) its Organizational Documents, or (ii) any applicable law; (c) no Consent of any Governmental Body or other Person is required in

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connection with the execution, delivery, performance, validity or enforceability of this First Amendment, except as has been obtained; (d) this First Amendment and all Other Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (e) this First Amendment and all Other Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (f) no Default or Event of Default has occurred and is continuing or would immediately thereafter result by the execution, delivery or performance of this First Amendment; (g) the representations and warranties contained in the Credit Agreement and the Other Documents are true and correct in all material respects (except to the extent already qualified by materiality in which case such representation and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date); and (h) ASV has not amended its Organizational Documents in a manner that would constitute a Default or Event of Default.

7.Survival of Representations and Warranties.  All representations and warranties made in the Credit Agreement or the Other Documents, including, without limitation, any document furnished in connection with this First Amendment, shall survive the execution and delivery of this First Amendment and the Other Documents.

8.Reference to Credit Agreement.  Each of the Credit Agreement and the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement and such Other Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

9.Expenses of Administrative Agent and Lenders.  Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses actually incurred by Administrative Agent and Lenders in connection with the preparation, negotiation, execution and closing of the First Amendment, any and all amendments, modifications and supplements thereto and any Other Documents in connection therewith, including, without limitation, the costs and fees of Administrative Agent’s and Lenders’ legal counsel and financial advisors.

10.Severability.  If any part of this First Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

11.Successors and Assigns.  This First Amendment is binding upon and shall inure to the benefit of Administrative Agent, Lenders and Loan Parties and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent.

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12.Counterparts.  This First Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

13.Effect of Waiver.  No consent or waiver, express or implied, by Lenders or Administrative Agent to or for any breach of or deviation from any covenant or condition by Borrowers or any other Loan Party shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

14.Headings.  The headings, captions, and arrangements used in this First Amendment are for convenience only, are not a part of this First Amendment, and shall not affect the interpretation hereof.

15.Governing Law; Judicial Reference.  Sections 12.1 through 12.3 and Section 16.1 of the Credit Agreement are incorporated herein by reference and are fully applicable to this First Amendment.

16.Final Agreement.  THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS FIRST AMENDMENT IS EXECUTED.  THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS FIRST AMENDMENT SHALL BE MADE, EXCEPT IN ACCORDANCE WITH SECTION 16.2 OF THE CREDIT AGREEMENT.

17.Acknowledgements and Agreements.  Each of the Loan Parties hereby acknowledge and agree that:  (a) none has any defenses, claims or set-offs to the enforcement by Administrative Agent or any Lender of the Obligations on the date hereof and on the date of execution hereof; (b) to their knowledge, Administrative Agent and Lenders have fully performed all undertakings and obligations owed to them as of the date hereof and on the date of execution hereof; and (c) except to the limited extent expressly set forth in this First Amendment, Administrative Agent and Lenders do not waive, diminish or limit any term or condition contained in the Credit Agreement or any of the Other Documents.

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IN WITNESS WHEREOF, the parties have executed and delivered this First Amendment as of the day and year first written above.

ASV HOLDINGS, INC. By: /s/ Melissa How Name: Melissa How Title: Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Revolving Lender and a Term Loan Lender By: /s/ Timothy Canon _______________ Name: Timothy Canon Title: Vice President
STEEL CITY CAPITAL FUNDING, a division of PNC Bank, National Association, as a Term Loan Lender By: /s/ Jesse Xu _____________________ Name: Jesse Xu Title: Vice President